EXHIBIT 99.1

       Pemco Aviation Group Reports Third Quarter and Nine Month Results

    BIRMINGHAM, Ala.--(BUSINESS WIRE)--Nov. 15, 2004--Pemco Aviation Group, Inc. (NASDAQ: PAGI), a leading provider of aircraft maintenance and modification services, today reported its results for the third quarter ended September 30, 2004. Third quarter revenue at Pemco's two largest segments increased substantially and gross profit increased at the commercial segment while gross profit decreased at the government segment.
    "Pemco's sales and earnings performance improved since our second quarter but we are not satisfied with the results," stated Ronald
Aramini, President and Chief Executive Officer. "Our sales were higher in our two largest segments and profits improved at all three segments. The largest profit improvement was in our government segment where gross profit for the third quarter increased by over $3.0 million compared to the second quarter. The measures that we implemented earlier in the year to improve our government segment profit are starting to be realized and I expect to see continued improvements in the performance of this segment."
    "The gross profit in commercial business improved substantially versus last year, and we are positioned well for future success in that business. Our facilities are currently full, but we need better bottom-line performance in 2005. Unfortunately, the rules changed on us in the government side, as our primary customer, the U.S. Air
Force, required ever-faster production times. To accommodate this, we have radically changed our processes to yield reduced flow days and greater quality, but this caused disruption and extra costs in our line in the short term. Although we freed up our valuable facility in Birmingham for additional programs and work, which we continue to get, we regret that the EBITDA run rate that we had expected for 2004 will not be reached, and likely will not be reached in the near future," stated Michael E. Tennenbaum, Chairman. "We believe that the steps taken this year to improve our operations will enhance shareholder value next year," continued Mr. Tennenbaum.


                    Three Month Revenues by Segment

                                        2004        2003     % Change
                                      --------    --------   --------
Government Services (GSS)              $36,406     $34,144       6.6%
Commercial Services (CSS)               17,189       8,793      95.5%
Manufacturing and Components (MCS)       1,663       1,867     (10.9)%
Less Intercompany                         (347)       (709)
Total Revenues                          54,911      44,095      24.5%


    Gross profit at the commercial segment improved from a loss of $1.3 million in the third quarter of 2003 to a profit of $2.6 million in the third quarter of 2004. 2003 results were adversely affected by losses incurred on conversions of passenger aircraft to cargo aircraft and the initial production start up costs on our renewed effort on conversions. In the third quarter of 2004, we delivered two cargo conversions at expected profit margins. In addition the commercial segment achieved greater efficiencies performing maintenance work for its largest customer.
    Gross profit at the government services segment decreased from $14.2 million in the third quarter of 2003 to $6.9 million in the third quarter of 2004. This decrease in profit is the result of several factors including:

    -- Higher indirect operating costs resulting from process improvements as the Company enhanced the way maintenance was being performed earlier in the year. These overhead costs were charged to work in process as they were incurred and were reflected in cost of sales during the third quarter;

    -- Continuing costs associated with the ongoing process of improving productivity and reducing the number of days it takes to perform maintenance work on military aircraft;

    -- Additional losses incurred on C-130 aircraft. Significant improvements in cost performance have been realized on each of the C-130 aircraft delivered during 2004 and the Company expects this trend to continue as the learning curve benefits are realized;

    -- Lower productivity on KC-135 aircraft delivered in the quarter on "over and above" revenue recorded during the quarter. This lower productivity is partially attributable to costs associated with inefficiencies related to training the workforce in new operating procedures and start up costs associated with the implementation of these procedures. It is expected that productivity on the KC-135 program will return to higher levels as work continues under the new procedures and learning curve benefits are realized.

    The growth in GSS sales benefited from increased deliveries of C-130 aircraft on contracts for the Coast Guard, Air Force and Navy and increased sales of related materials. GSS delivered ten KC-135 aircraft in the third quarter of 2004 compared with eight KC-135 aircraft delivered in the third quarter of 2003.
    CSS revenues accounted for 31.3% of total sales in the third quarter of 2004 compared with 20.0% in the third quarter of 2003. The growth in CSS sales benefited from a significant jump in 737 cargo conversion revenues and increased maintenance revenues on DC-9 and other aircraft types compared with the prior year.
    Gross profit represented 16.4% of 2004 third quarter sales compared with 28.7% in the same quarter of last year. The decrease in gross profit was due primarily to higher GSS costs described above. In addition, results for the third quarter of 2004 include an increase to gross profit of $160,000 related to an adjustment of certain warranty reserves. The Company reviewed the warranty reserve as of September 30, 2004, and based on several factors, including historical claims, has adjusted its warranty reserves. Previously, this reserve was based on engineering estimates. However, the Company had increased the level of conversion work over the last two years and believed that they now had sufficient historical claims on which to base their estimate. Gross profit for the third quarter of 2003 included $0.7 million in insurance recovery proceeds.
    As announced in the second quarter, Pemco undertook significant changes in its production process to reduce the cycle time for programmed maintenance on the KC-135 contracts for the Air Force. The KC-135 program at the GSS has been successful in delivering an aircraft in the latest quarter in 187 days under the new production program compared with 343 days average cycle time in 2003.
    Selling, general and administrative (SG&A) expenses increased 24.3% to $8.2 million compared with $6.6 million in the third quarter of 2003. As a percentage of revenues, SG&A expense was approximately 14.9% for the third quarter of 2004 and for the third quarter of 2003. Part of the increase in SG&A expenses is attributable to the increase in revenue in the GSS while the remainder is an increase of segment SG&A costs. These segment SG&A costs relate to the initiatives discussed above at the GSS and the training costs, overtime and indirect labor associated with those initiatives. In addition, the SG&A costs at the CSS were increased somewhat due to a system conversion at that segment.
    Net income for the third quarter of 2004 was $278,000, or $0.06 per diluted share, compared with $4.0 million or $0.91 per diluted share, in the third quarter of 2003.



         Summary of unaudited comparative results for the third quarter ended September 30:
                            (In Millions)

                                        2004        2003     % Change
                                      --------    --------   --------
Revenue                                $54,911     $44,095      24.5%
Gross Profit                             8,997      12,657     (28.9)%
Operating Income                           803       6,094     (86.8)%
Income Before Taxes                        452       6,397     (92.9)%
Net Income                                 278       3,967     (93.0)%
EBITDA(a)                                2,173       7,620     (71.5)%

(a)Use of Non-GAAP Financial Measures


    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Pemco presents EBITDA because its management uses the measure to evaluate the Company's performance and to allocate resources. In addition, Pemco believes EBITDA is a measure of performance used by some commercial banks, investment banks, investors, analysts and others to make informed investment decisions. EBITDA is an indicator of cash generated to service debt and fund capital expenditures. EBITDA is not a measure of financial performance under generally accepted accounting principles and should not be considered as a substitute for or superior to other measures of financial performance reported in accordance with GAAP. EBITDA as presented herein may not be comparable to similarly titled measures reported by other companies. See the reconciliation of net income to EBITDA at the end of this release.


Nine Month Results

                    Nine Month Revenues by Segment

                                        2004        2003     % Change
                                      --------    --------   --------
Government Services (GSS)              $92,277      $90,511      2.0%
Commercial Services (CSS)               48,164       32,516     48.1%
Manufacturing and Components (MCS)       5,446        6,032    (9.7)%
Less Intercompany                      (4,213)      (2,042)
Total Revenues                         141,674      127,017     11.5%


    Cost of sales increased to $118.1 million during the first nine months of 2004 from $96.7 million in the first nine months of 2003, due to the higher sales base and increased costs in 2004 related to productivity initiatives. Gross profit margin declined to 16.7% in the first nine months of 2004 from 23.8% in the first nine months of 2003. The lower margin was primarily related to the operations of GSS that experienced lower profitability per aircraft delivered on KC-135 contracts and higher costs resulting from the productivity initiatives.
    Selling, general and administrative expenses represented 15.8% of net sales for the 2004 year-to-date period compared with 15.1% in the first nine months of 2003. The increase was due to the addition of approximately $2.5 million in accounting and legal charges during the first nine months of 2004 related to the 2003 financial statement audit and the restatement of the Company's financial statements filed in connection with the first three quarters of 2003.
    Net income was $193,000, or $0.04 per diluted share, in the first nine months of 2004 compared with $6.8 million, or $1.55 per diluted share, in the first nine months of 2003.



         Summary of unaudited comparative results for the first nine months ended September 30:
                             (In Millions)

                                        2004        2003     % Change
                                      --------    --------   --------
Revenue                               $141,674    $127,017      11.5%
Gross Profit                            23,590      30,282     (22.1)%
Operating Income                         1,167      11,093     (89.5)%
Income Before Taxes                        314      10,947     (97.1)%
Net Income                                 193       6,789     (97.2)%
EBITDA(a)                                4,848      14,532     (66.6)%


    About Pemco

    Pemco Aviation Group, Inc., with executive offices in Birmingham, Alabama, and facilities in Alabama, Florida and California, performs maintenance and modification of aircraft for the U. S. Government and for foreign and domestic commercial customers. The Company also provides aircraft parts and support and engineering services, in addition to developing and manufacturing aircraft cargo systems, rocket vehicles and control systems, and precision components. For more information: www.pemcoaviationgroup.com

    This press release contains forward-looking statements made in reliance on the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may be identified by their use of words, such as "believe," "expect," "intend" and other words and terms of similar meaning, in connection with any discussion of the Company's prospects, financial statements, business, financial condition, revenues, results of operations or liquidity. Factors that could affect the Company's forward-looking statements include, among other things: negative effects arising from the Company's previously announced investigation and restatement; changes in global or domestic economic conditions; the loss of one or more of the Company's major customers; the Company's ability to obtain additional contracts and perform under existing contracts; the outcome of pending and future litigation and the costs of defending such litigation; financial difficulties experienced by the Company's customers; potential environmental and other liabilities; the inability of the Company to obtain additional financing; regulatory changes that adversely affect the Company's business; loss of key personnel; and other risks detailed form time to time in the Company's SEC reports, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to update or revise any forward-looking statements and is not responsible for changes made to this release by wire services or Internet services.



                      PEMCO AVIATION GROUP, INC.
              (In thousands except per share information)

                                                  Third Quarter Ended
                                                     September 30,
                                                 --------------------
                                                   2004        2003
                                                 --------    --------
Sales:
     Government Services Segment                  $36,406     $34,144
     Commercial Services Segment                   17,189       8,793
     Manufacturing and Components Segment           1,663       1,867
     Inter-segment Revenue                           (347)       (709)
                                                 --------    --------
Total Sales                                        54,911      44,095

Cost of Sales                                      45,914      31,438
                                                 --------    --------
     Gross Profit                                   8,997      12,657

Selling, General and Administrative Expenses        8,194       6,563
                                                 --------    --------

Income from Operations                                803       6,094

Other expense:
     Interest expense                                 351         224
     Insurance recovery                                --        (527)
                                                 --------    --------

     Income Before Income Taxes                       452       6,397
     Provision For Income Taxes                       174       2,430
                                                 --------    --------
     Net Income                                      $278      $3,967
                                                 ========    ========

Weighted Average Common Shares Outstanding:
     Basic                                          4,138       4,043
                                                 ========    ========
     Diluted                                        4,360       4,368
                                                 ========    ========

Net Income Per Common Share:
     Basic                                          $0.07       $0.98
                                                 ========    ========
     Diluted                                        $0.06       $0.91
                                                 ========    ========

EBITDA Reconciliation(a)

Net Income                                           $278      $3,967
Interest                                              351         224
Taxes                                                 174       2,430
Depreciation and Amortization                       1,370         999
                                                 --------    --------
EBITDA                                             $2,173      $7,620
                                                 ========    ========

(a)See note on Use of Non-GAAP Financial Measures.


                      PEMCO AVIATION GROUP, INC.
              (In thousands except per share information)

                                                   Nine Months Ended
                                                     September 30,
                                                 --------------------
                                                   2004        2003
                                                 --------    --------
Sales:
     Government Services Segment                  $92,277     $90,511
     Commercial Services Segment                   48,164      32,516
     Manufacturing and Components Segment           5,446       6,032
     Inter-segment Revenue                         (4,213)     (2,042)
                                                 --------    --------
Total Sales                                       141,674     127,017

Cost of Sales                                     118,084      96,735
                                                 --------    --------
     Gross Profit                                  23,590      30,282

Selling, General and Administrative Expenses       22,423      19,189

Income from Operations                              1,167      11,093

Other expense:
     Interest expense                                 853         673
     Insurance recovery                                --        (527)
                                                 --------    --------

     Income Before Income Taxes                       314      10,947
     Provision For Income Taxes                       121       4,158
                                                 --------    --------
     Net Income                                      $193      $6,789
                                                 ========    ========

Weighted Average Common Shares Outstanding:
     Basic                                          4,083       4,041
                                                 ========    ========
     Diluted                                        4,461       4,376
                                                 ========    ========

Net Income Per Common Share:
     Basic                                          $0.05       $1.68
                                                 ========    ========
     Diluted                                        $0.04       $1.55
                                                 ========    ========

EBITDA Reconciliation(a)

Net Income                                           $193      $6,789
Interest                                              853         673
Taxes                                                 121       4,158
Depreciation and Amortization                       3,681       2,912
                                                 --------    --------
EBITDA                                             $4,848     $14,532
                                                 ========    ========

(a)See note on Use of Non-GAAP Financial Measures.



    CONTACT: Pemco Aviation Group Inc., Birmingham
             John R. Lee, 205-510-4051